REALTORS® Commercial Alliance

REALTOR® North Carolina Association of REALTORS®

AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY

THIS AGREEMENT, including any and all addenda attached hereto ("Agreement"), is by and between Beaver Creek CRE, LLC, a(n) Delaware Limited Liability Company ("Buyer"), and
(individual *or* State of formation and type of entity)
Chatham Pines, LLC, a(n) North Carolina Limited Liability Company ("Seller").
(individual *or* State of formation and type of entity)

FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO AGREE AS FOLLOWS:

Section 1. Terms and Definitions: The terms listed below shall have the respective meaning given them as set forth adjacent to each term.

(a) **"Property":** (Address) 71 Barn Drive, Chapel Hill, NC 27517 (AKA Chatham Pines Mobile Home Park)

Plat Reference: Lot(s) N/A, Block or Section N/A, as shown on Plat Book or Slide N/A at Page(s) N/A, N/A County, consisting of N/A acres.

☒ If this box is checked, "Property" shall mean that property described on **Exhibit A** attached hereto and incorporated herewith by reference.

(For information purposes: (i) the tax parcel number of the Property is: 0018881; and, (ii) some or all of the Property, consisting of approximately 23.565 acres, is described in Deed Book N/A, Page No. N/A, N/A County.)

together with all buildings and improvements thereon and all fixtures and appurtenances thereto and all personal property, if any, itemized on **Exhibit A.**

$ 1,860,000.00 (b) **"Purchase Price"** shall mean the sum of One Million Eight Hundred Sixty Thousand Dollars No/100 ---------- Dollars,

payable on the following terms:

$ 10,000.00 (i) **"Earnest Money"** shall mean Ten Thousand No/100---------- Dollars or terms as follows: N/A

Upon this Agreement becoming a contract in accordance with Section 14, the Earnest Money shall be promptly deposited in escrow with Stewart Title Guaranty Company; Atten: Danielle Howell (name of person/entity with whom deposited), to be applied as part payment of the Purchase Price of the Property at Closing, or disbursed as agreed upon under the provisions of Section 10 herein.

This form jointly approved by:
North Carolina Bar Association
North Carolina Association of REALTORS®, Inc.

STANDARD FORM 580-T
Revised 7/2013
© 7/2015

Buyer Initials ______ ______ Seller Initials ______ ______

This form produced by Formulator 800-499-9612

☒ ANY EARNEST MONEY DEPOSITED BY BUYER IN A TRUST ACCOUNT MAY BE PLACED IN AN INTEREST BEARING TRUST ACCOUNT, AND : *(check only ONE box)*

☒ ANY INTEREST EARNED THEREON SHALL BE APPLIED AS PART PAYMENT OF THE PURCHASE PRICE OF THE PROPERTY AT CLOSING, OR DISBURSED AS AGREED UPON UNDER THE PROVISIONS OF SECTION 10 HEREIN. (Buyer's Taxpayer Identification Number is: ______________________)

☐ ANY INTEREST EARNED THEREON SHALL BELONG TO THE ACCOUNT HOLDER IN CONSIDERATION OF THE EXPENSES INCURRED BY MAINTAINING SUCH ACCOUNT AND RECORDS ASSOCIATED THEREWITH.

$ 0.00 (ii) **Proceeds of a new loan** in the amount of N/A Dollars for a term of ______ years, with an amortization period not to exceed N/A years, at an interest rate not to exceed N/A % per annum with mortgage loan discount points not to exceed N/A % of the loan amount, or such other terms as may be set forth on **Exhibit B**. Buyer shall pay all costs associated with any such loan.

$ 0.00 (iii) **Delivery of a promissory note** secured by a deed of trust, said promissory note in the amount of N/A Dollars being payable over a term of N/A years, with an amortization period of N/A years, payable in monthly installments of principal, together with accrued interest on the outstanding principal balance at the rate of N/A percent (N/A %) per annum in the amount of $ N/A , with the first principal payment beginning on the first day of the month next succeeding the date of Closing, or such other terms as may be set forth on **Exhibit B**. At any time, the promissory note may be prepaid in whole or in part without penalty and without further interest on the amounts prepaid from the date of such prepayment. **(NOTE:In the event of Buyer's subsequent default upon a promissory note and deed of trust given hereunder, Seller's remedies may be limited to foreclosure of the Property. If the deed of trust given hereunder is subordinated to senior financing, the material terms of such financing must be set forth on Exhibit B. If such senior financing is subsequently foreclosed, the Seller may have no remedy to recover under the note.)**

$ 0.00 (iv) **Assumption** of that unpaid obligation of Seller secured by a deed of trust on the Property, such obligation having an outstanding principal balance of $ N/A and evidenced by a note bearing interest at the rate of N/A percent (N/A %) per annum, and a current payment amount of $ N/A . The obligations of Buyer under this Agreement are conditioned upon Buyer being able to assume the existing loan described above. If such assumption requires the lender's approval, Buyer agrees to use its best efforts to secure such approval and to advise Seller immediately upon receipt of the lender's decision. Approval must be granted on or before N/A . On or before this date, Buyer has the right to terminate this Agreement for failure to be able to assume the loan described above by delivering to Seller written notice of termination by the above date, ***time being of the essence***. If Buyer delivers such notice, this Agreement shall be null and void and Earnest Money shall be refunded to Buyer. If Buyer fails to deliver such notice, then Buyer will be deemed to have waived the loan condition. Unless provided otherwise in Section 3 hereof, Buyer shall pay all fees and costs associated with any such assumption, including any assumption fee charged by the lender. At or before Closing, Seller shall assign to Buyer all interest of Seller in any current reserves or escrows held by the lender, any property management company and/or Seller, including but not limited to any tenant improvement reserves, leasing commission reserves, security deposits and operating or capital reserves for which Seller shall be credited said amounts at Closing.

$ 1,850,000.00 (v) **Cash, balance of Purchase Price,** at Closing in the amount of One Million Eight Hundred Fifty Thousand No/100-- Dollars.

Buyer Initials __________ __________ Seller Initials __________ __________

This form produced by Formulator 800 499 9612

(c) "**Closing**" shall mean the date and time of recording of the deed. Closing shall occur on or before N/A or Forty Five (45) Days from the expiration of the Examination Period.

(d) "**Contract Date**" means the date this Agreement has been fully executed by both Buyer and Seller.

(e) "**Examination Period**" shall mean the period beginning on the first day after the Contract Date and extending through 11:59pm (based upon time at the locale of the Property) on Sixty (60) Days from receipt of all diligence information listed on Exhibit B, Section #1.

TIME IS OF THE ESSENCE AS TO THE EXAMINATION PERIOD.

(f) "**Broker(s)**" shall mean:
Sineath Real Estate Solutions, INC. ("Listing Agency"),
Sledd Thomas ("Listing Agent"- License #)
Acting as: ☒ Seller's Agent; ☐ Dual Agent
and Coldwell Banker Commercial MECA ("Selling Agency"),
Robert A. Pressley ("Selling Agent"- License # 142336)
Acting as: ☒ Buyer's Agent; ☐ Seller's (Sub) Agent; ☐ Dual Agent

(g) "**Seller's Notice Address**" shall be as follows:
P.O. Box 1057
Carrboro, NC 27510
except as same may be changed pursuant to Section 12.

(h) "**Buyer's Notice Address**" shall be as follows:
Beaver Creek CRE, LLC
8334 Pineville Matthews Road, Suite 103-256
Charlotte, NC 28226
except as same may be changed pursuant to Section 12.

☒ (i) If this block is marked, additional terms of this Agreement are set forth on **Exhibit B** attached hereto and incorporated herein by reference.**(Note: Under North Carolina law, real estate agents are not permitted to draft conditions or contingencies to this Agreement.)**

Section 2. Sale of Property and Payment of Purchase Price: Seller agrees to sell and Buyer agrees to buy the Property for the Purchase Price.

Section 3. Proration of Expenses and Payment of Costs: Seller and Buyer agree that all property taxes (on a calendar year basis), leases, rents, mortgage payments and utilities or any other assumed liabilities as detailed on attached **Exhibit B**, if any, shall be prorated as of the date of Closing. Seller shall pay for preparation of a deed and all other documents necessary to perform Seller's obligations under this Agreement, excise tax (revenue stamps), any deferred or rollback taxes, and other conveyance fees or taxes required by law, and the following:
any other items typically paid for by Seller's in NC including transfer tax, transfer title and transfer of bills of sale. Additonally, Seller shall pay all brokerage fees per the terms of the listing agreement.

Buyer Initials ________ ________ Seller Initials ________ ________

Buyer shall pay recording costs, costs of any title search, title insurance, survey, the cost of any inspections or investigations undertaken by Buyer under this Agreement and the following:
other items typically paid for by Buyer's in North Carolina.

Each party shall pay its own attorney's fees.

Section 4. Deliveries: Seller agrees to use best efforts to deliver to Buyer as soon as reasonably possible after the Contract Date copies of all information relating to the Property in possession of or available to Seller, including but not limited to: title insurance policies (and copies of any documents referenced therein), surveys, soil test reports, environmental surveys or reports, site plans, civil drawings, building plans, maintenance records and copies of all presently effective warranties or service contracts related to the Property. Seller authorizes (1) any attorney presently or previously representing Seller to release and disclose any title insurance policy in such attorney's file to Buyer and both Buyer's and Seller's agents and attorneys; and (2) the Property's title insurer or its agent to release and disclose all materials in the Property's title insurer's (or title insurer's agent's) file to Buyer and both Buyer's and Seller's agents and attorneys. If Buyer does not consummate the Closing for any reason other than Seller default, then Buyer shall return to Seller all materials delivered by Seller to Buyer pursuant to this Section 4 (or Section 7, if applicable), if any, and shall, upon Seller's request, provide to Seller copies of (subject to the ownership and copyright interests of the preparer thereof) any and all studies, reports, surveys and other information relating directly to the Property prepared by or at the request of Buyer, its employees and agents, and shall deliver to Seller, upon the release of the Earnest Money, copies of all of the foregoing without any warranty or representation by Buyer as to the contents, accuracy or correctness thereof.

Section 5. Evidence of Title: Seller agrees to convey fee simple marketable and insurable title to the Property without exception for mechanics' liens, free and clear of all liens, encumbrances and defects of title other than: (a) zoning ordinances affecting the Property, (b) Leases (if applicable) and (c) matters of record existing at the Contract Date that are not objected to by Buyer prior to the end of the Examination Period ("Permitted Exceptions"); provided that Seller shall be required to satisfy, at or prior to Closing, any encumbrances that may be satisfied by the payment of a fixed sum of money, such as deeds of trust, mortgages or statutory liens. Seller shall not enter into or record any instrument that affects the Property (or any personal property listed on **Exhibit A**) after the Contract Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6. Conditions: This Agreement and the rights and obligations of the parties under this Agreement are hereby made expressly conditioned upon fulfillment (or waiver by Buyer, whether explicit or implied) of the following conditions:

(a) **New Loan:** The Buyer must be able to obtain the loan, if any, referenced in Section 1(b)(ii). Buyer must be able to obtain a firm commitment for this loan on or before N/A, effective through the date of Closing. Buyer agrees to use its best efforts to secure such commitment and to advise Seller immediately upon receipt of lender's decision. On or before the above date, Buyer has the right to terminate this Agreement for failure to obtain the loan referenced in Section 1(b)(ii) by delivering to Seller written notice of termination by the above date, ***time being of the essence***. If Buyer delivers such notice, this Agreement shall be null and void and Earnest Money shall be refunded to Buyer. If Buyer fails to deliver such notice, then Buyer will be deemed to have waived the loan condition. Notwithstanding the foregoing, after the above date, Seller may request in writing from Buyer a copy of the commitment letter. If Buyer fails to provide Seller a copy of the commitment letter within five (5) days of receipt of Seller's request, then Seller may terminate this Agreement by written notice to Buyer at any time thereafter, provided Seller has not then received a copy of the commitment letter, and Buyer shall receive a return of Earnest Money.

(b) **Qualification for Financing:** If Buyer is to assume any indebtedness in connection with payment of the Purchase Price, Buyer agrees to use its best efforts to qualify for the assumption. Should Buyer fail to qualify, Buyer shall notify Seller in writing immediately upon lender's decision, whereupon this Agreement shall terminate, and Buyer shall receive a return of Earnest Money.

(c) **Title Examination:** After the Contract Date, Buyer shall, at Buyer's expense, cause a title examination to be made of the Property before the end of the Examination Period. In the event that such title examination shall show that Seller's title is not fee simple marketable and insurable, subject only to Permitted Exceptions, then Buyer shall promptly notify Seller in writing of all such title defects and exceptions, in no case later than the end of the Examination Period, and Seller shall have thirty (30) days to cure said noticed defects. If Seller does not cure the defects or objections within thirty (30) days of notice thereof, then Buyer may terminate this Agreement and receive a return of Earnest Money (notwithstanding that the Examination Period may have expired). If Buyer is to purchase title insurance, the insuring company must be licensed to do business in the state in which the Property is located. Title to the Property must be insurable at regular rates, subject only to standard exceptions and Permitted Exceptions.

(d) **Same Condition:** If the Property is not in substantially the same condition at Closing as of the date of the offer, reasonable wear and tear excepted, then the Buyer may (i) terminate this Agreement and receive a return of the Earnest Money or (ii) proceed to Closing whereupon Buyer shall be entitled to receive, in addition to the Property, any of the Seller's insurance proceeds payable on account of the damage or destruction applicable to the Property.

Buyer Initials ______ ______ Seller Initials ______ ______

This form produced by Formulator 800-499-9612

(c) **Inspections:** Buyer, its agents or representatives, at Buyer's expense and at reasonable times during normal business hours, shall have the right to enter upon the Property for the purpose of inspecting, examining, performing soil boring and other testing, conducting timber cruises, and surveying the Property. Buyer shall conduct all such on-site inspections, examinations, soil boring and other testing, timber cruises and surveying of the Property in a good and workmanlike manner, shall repair any damage to the Property caused by Buyer's entry and on-site inspections and shall conduct same in a manner that does not unreasonably interfere with Seller's or any tenant's use and enjoyment of the Property. In that respect, Buyer shall make reasonable efforts to undertake on-site inspections outside of the hours any tenant's business is open to the public and shall give prior notice to any tenants of any entry onto any tenant's portion of the Property for the purpose of conducting inspections. Upon Seller's request, Buyer shall provide to Seller evidence of general liability insurance. Buyer shall also have a right to review and inspect all contracts or other agreements affecting or related directly to the Property and shall be entitled to review such books and records of Seller that relate directly to the operation and maintenance of the Property, provided, however, that Buyer shall not disclose any information regarding this Property (or any tenant therein) unless required by law and the same shall be regarded as confidential, to any person, except to its attorneys, accountants, lenders and other professional advisors, in which case Buyer shall obtain their agreement to maintain such confidentiality. Buyer assumes all responsibility for the acts of itself, its agents or representatives in exercising its rights under this Section 6(c) and agrees to indemnify and hold Seller harmless from any damages resulting therefrom. This indemnification obligation of Buyer shall survive the Closing or earlier termination of this Agreement. Buyer shall, at Buyer's expense, promptly repair any damage to the Property caused by Buyer's entry and on-site inspections. Except as provided in Section 6(c) above, Buyer shall have from the Contract Date through the end of the Examination Period to perform the above inspections, examinations and testing. **IF BUYER CHOOSES NOT TO PURCHASE THE PROPERTY, FOR ANY REASON OR NO REASON, AND PROVIDES WRITTEN NOTICE TO SELLER THEREOF PRIOR TO THE EXPIRATION OF THE EXAMINATION PERIOD, THEN THIS AGREEMENT SHALL TERMINATE, AND BUYER SHALL RECEIVE A RETURN OF THE EARNEST MONEY .**

Section 7. Leases (Check one of the following, as applicable):

☐ If this box is checked, Seller affirmatively represents and warrants that there are no Leases (as hereinafter defined) affecting the Property.

☒ If this box is checked, Seller discloses that there are one or more leases affecting the Property (oral or written, recorded or not -"Leases") and the following provisions are hereby made a part of this Agreement.

(a) A list of all Leases shall be set forth on **Exhibit B;**

(b) Seller shall deliver copies of any Leases to Buyer pursuant to Section 4 as if the Leases were listed therein;

(c) Seller represents and warrants that as of the Contract Date there are no current defaults (or any existing situation which, with the passage of time, or the giving of notice, or both, or at the election of either landlord or tenant could constitute a default) either by Seller, as landlord, or by any tenant under any Lease ("Lease Default"). In the event there is any Lease Default as of the Contract Date, Seller agrees to provide Buyer with a detailed description of the situation in accordance with Section 4. Seller agrees not to commit a Lease Default as Landlord after the Contract Date, and agrees further to notify Buyer immediately in the event a Lease Default arises or is claimed, asserted or threatened to be asserted by either Seller or a tenant under the Lease.

(d) In addition to the conditions provided in Section 6 of this Agreement, this Agreement and the rights and obligations of the parties under this Agreement are hereby made expressly conditioned upon the assignment of Seller's interest in any Lease to Buyer in form and content acceptable to Buyer (with tenant's written consent and acknowledgement, if required under the Lease), and Seller agrees to use its best efforts to effect such assignment. Any assignment required under this Section 7 shall be required to be delivered at or before Closing by Seller in addition to those deliveries required under Section 11 of this Agreement.

(e) Seller agrees to deliver an assignment of any Lease at or before Closing, with any security deposits held by Seller under any Leases to be transferred or credited to Buyer at or before Closing. Seller also agrees to execute and deliver (and work diligently to obtain any tenant signatures necessary for same) any estoppel certificates and subordination, nondisturbance and attornment agreements in such form as Buyer may reasonably request.

Section 8. Environmental: Seller represents and warrants that it has no actual knowledge of the presence or disposal, except as in accordance with applicable law, within the buildings or on the Property of hazardous or toxic waste or substances, which are defined as those substances, materials, and wastes, including, but not limited to, those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR Part 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302.4) and amendments thereto, or such substances, materials and wastes, which are or become regulated under any applicable local, state or federal law, including, without limitation, any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a Hazardous Substance pursuant to Section 311 of the

Buyer Initials ______ ______ Seller Initials ______ ______

This form produced by Formulator 800-499-9612

Clean Water Act of 1977 (33 U.S.C. §1321) or listed pursuant to Section 307 of the Clean Water Act of 1977 (33 U.S.C. §1317), (v) defined as a hazardous waste pursuant to Section 1004 of the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6903) or (vi) defined as a hazardous substance pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601). Seller has no actual knowledge of any contamination of the Property from such substances as may have been disposed of or stored on neighboring tracts.

Section 9. Risk of Loss/Damage/Repair: Until Closing, the risk of loss or damage to the Property, except as otherwise provided herein, shall be borne by Seller. Except as to maintaining the Property in its same condition, Seller shall have no responsibility for the repair of the Property, including any improvements, unless the parties hereto agree in writing.

Section 10. Earnest Money Disbursement: In the event that any of the conditions hereto are not satisfied, or in the event of a breach of this Agreement by Seller, then the Earnest Money shall be returned to Buyer, but such return shall not affect any other remedies available to Buyer for such breach. In the event this offer is accepted and Buyer breaches this Agreement, then the Earnest Money shall be forfeited, but such forfeiture shall not affect any other remedies available to Seller for such breach. NOTE: In the event of a dispute between Seller and Buyer over the return or forfeiture of Earnest Money held in escrow by a licensed real estate broker, the broker is required by state law to retain said Earnest Money in its trust or escrow account until it has obtained a written release from the parties consenting to its disposition or until disbursement is ordered by a court of competent jurisdiction, or alternatively, the party holding the Earnest Money may deposit the disputed monies with the appropriate clerk of court in accordance with the provisions of N.C.G.S. §93A-12.

8/17/17
SWE

Section11. Closing: At or before Closing, Seller shall deliver to Buyer a ~~general~~ special warranty deed unless otherwise specified on Exhibit B and other documents customarily executed or delivered by a seller in similar transactions, including without limitation, a bill of sale for any personalty listed on Exhibit A, an owner's affidavit, lien waiver forms (and such other lien related documentation as shall permit the Property to be conveyed free and clear of any claim for mechanics' liens) and a non-foreign status affidavit (pursuant to the Foreign Investment in Real Property Tax Act), and Buyer shall pay to Seller the Purchase Price. At Closing, the Earnest Money shall be applied as part of the Purchase Price. The Closing shall be conducted by Buyer's attorney or handled in such other manner as the parties hereto may mutually agree in writing. Possession shall be delivered at Closing, unless otherwise agreed herein. The Purchase Price and other funds to be disbursed pursuant to this Agreement shall not be disbursed until Closing has taken place.

(handwritten initials) 8/17/17

Section12. Notices: Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given and received on the date delivered in person or deposited in the United States mail, registered or certified, return receipt requested, to the addresses set out in Section 1(g) as to Seller and in Section 1(h) as to Buyer, or at such other addresses as specified by written notice delivered in accordance herewith.

Section 13. Entire Agreement: This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by all parties hereto. The invalidity of one or more provisions of this Agreement shall not affect the validity of any other provisions hereof and this Agreement shall be construed and enforced as if such invalid provisions were not included.

Section14. Enforceability: This Agreement shall become a contract when signed by both Buyer and Seller and such signing is communicated to both parties; it being expressly agreed that the notice described in Section 12 is not required for effective communication for the purposes of this Section 14. The parties acknowledge and agree that: (i) the initials lines at the bottom of each page of this Agreement are merely evidence of their having reviewed the terms of each page, and (ii) the complete execution of such initials lines shall not be a condition of the effectiveness of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, successors and assigns and their personal representatives.

Section 15. Adverse Information and Compliance with Laws:

(a) **Seller Knowledge:** Seller has no actual knowledge of (i) condemnation(s) affecting or contemplated with respect to the Property; (ii) actions, suits or proceedings pending or threatened against the Property; (iii) changes contemplated in any applicable laws, ordinances or restrictions affecting the Property; or (iv) governmental special assessments, either pending or confirmed, for sidewalk, paving, water, sewer, or other improvements on or adjoining the Property, and no pending or confirmed owners' association special assessments, except as follows (Insert "None" or the identification of any matters relating to (i) through (iv) above, if any):
____.

Buyer Initials ________ ________ Seller Initials ________ ________

STANDARD FORM 580-T
Revised 7/2013
© 7/2015

This form produced by Formulator 800-469-0512

Note: For purposes of this Agreement, a "confirmed" special assessment is defined as an assessment that has been approved by a governmental agency or an owners' association for the purpose(s) stated, whether or not it is fully payable at time of closing. A "pending" special assessment is defined as an assessment that is under formal consideration by a governing body. Seller shall pay all owners' association assessments and all governmental assessments confirmed as of the date of Closing, if any, and Buyer shall take title subject to all pending assessments disclosed by Seller herein, if any.
Seller represents that the regular owners' association dues, if any, are $ N/A per N/A.

(b) **Compliance:** To Seller's actual knowledge, (i) Seller has complied with all applicable laws, ordinances, regulations, statutes, rules and restrictions pertaining to or affecting the Property; (ii) performance of the Agreement will not result in the breach of, constitute any default under or result in the imposition of any lien or encumbrance upon the Property under any agreement or other instrument to which Seller is a party or by which Seller or the Property is bound; and (iii) there are no legal actions, suits or other legal or administrative proceedings pending or threatened against the Property, and Seller is not aware of any facts which might result in any such action, suit or other proceeding.

Section 16. Survival of Representations and Warranties: All representations, warranties, covenants and agreements made by the parties hereto shall survive the Closing and delivery of the deed for six (6) months. [initials] 8/17/17 Seller shall, at or within six (6) months after the Closing, and without further consideration, execute, acknowledge and deliver to Buyer such other documents and instruments, and take such other action as Buyer may reasonably request or as may be necessary to more effectively transfer to Buyer the Property described herein in accordance with this Agreement.

Section17. Applicable Law: This Agreement shall be construed under the laws of the state in which the Property is located. This form has only been approved for use in North Carolina.

Section 18. Assignment: This Agreement is freely assignable unless otherwise expressly provided on Exhibit B.

Section 19. Tax-Deferred Exchange: In the event Buyer or Seller desires to effect a tax-deferred exchange in connection with the conveyance of the Property, Buyer and Seller agree to cooperate in effecting such exchange; provided, however, that the exchanging party shall be responsible for all additional costs associated with such exchange, and provided further, that a non-exchanging party shall not assume any additional liability with respect to such tax-deferred exchange. Seller and Buyer shall execute such additional documents, at no cost to the non-exchanging party, as shall be required to give effect to this provision.

Section 20. Memorandum of Contract: Upon request by either party, the parties hereto shall execute a memorandum of contract in recordable form setting forth such provisions hereof (other than the Purchase Price and other sums due) as either party may wish to incorporate. Such memorandum of contract shall contain a statement that it automatically terminates and the Property is released from any effect thereby as of a specific date to be stated in the memorandum (which specific date shall be no later than the date of Closing). The cost of recording such memorandum of contract shall be borne by the party requesting execution of same.

Section 21. Authority: Each signatory to this Agreement represents and warrants that he or she has full authority to sign this Agreement and such instruments as may be necessary to effectuate any transaction contemplated by this Agreement on behalf of the party for whom he or she signs and that his or her signature binds such party.

Section 22. Brokers: Except as expressly provided herein, Buyer and Seller agree to indemnify and hold each other harmless from any and all claims of brokers, consultants or real estate agents by, through or under the indemnifying party for fees or commissions arising out of the sale of the Property to Buyer. Buyer and Seller represent and warrant to each other that: (i) except as to the Brokers designated under Section 1(f) of this Agreement, they have not employed nor engaged any brokers, consultants or real estate agents to be involved in this transaction and (ii) that the compensation of the Brokers is established by and shall be governed by separate agreements entered into as amongst the Brokers, the Buyer and/or the Seller.

Section 23. Attorneys Fee: If legal proceedings are instituted to enforce any provision of this Agreement, the prevailing party in the proceeding shall be entitled to recover from the non-prevailing party reasonable attorneys fees and court costs incurred in connection with the proceeding.

☐ **EIFS/SYNTHETIC STUCCO:** If the adjacent box is checked, Seller discloses that the Property has been clad previously (either in whole or in part) with an "exterior insulating and finishing system" commonly known as "EIFS" or "synthetic stucco". Seller makes no representations or warranties regarding such system and Buyer is advised to make its own independent determinations with respect to conditions related to or occasioned by the existence of such materials at the Property.

Buyer Initials [signature] ________ Seller Initials [signature] ________

THE NORTH CAROLINA ASSOCIATION OF REALTORS®, INC. AND THE NORTH CAROLINA BAR ASSOCIATION MAKE NO REPRESENTATION AS TO THE LEGAL VALIDITY OR ADEQUACY OF ANY PROVISION OF THIS FORM IN ANY SPECIFIC TRANSACTION. IF YOU DO NOT UNDERSTAND THIS FORM OR FEEL THAT IT DOES NOT PROVIDE FOR YOUR LEGAL NEEDS, YOU SHOULD CONSULT A NORTH CAROLINA REAL ESTATE ATTORNEY BEFORE YOU SIGN IT.

BUYER:

Individual

N/A

Date: ______

N/A

Date: ______

Business Entity

Beaver Creek CRE, LLC
(Name of Entity)

By: Raymond M. Orr

Name: ______

Title: CEO

Date: 8/15/17

SELLER:

Individual

N/A

Date: ______

N/A

Date: ______

Business Entity

Chatham Pines, LLC
(Name of Entity)

By: ______

Name: JAMES F. ANDERSON

Title: MBR/MGR

Date: 8/17/17

The undersigned hereby acknowledges receipt of the Earnest Money set forth herein and agrees to hold said Earnest Money in accordance with the terms hereof.

Stewart Title Guaranty Company
(Name of Firm)

Date: ______

By: ______
Danielle Howell

This form produced by: Formulator 800-499-9612

EXHIBIT A
"PROPERTY"



65804
61593
83204
61563
61553
65804
74984
18881
74983
18883
18902
61552
84038
84024
84037
84030
84029
PLAZA DRIVE EXT
BARN DR

Note: The property outlined in the diagrams above generally shows the configuration of the property. However, it is not a survey nor should it be relied upon for anything other than general information.

Buyer Initials

Seller Initials

EXHIBIT B
"SPECIAL PROVISIONS"

The following Special Provisions shall be incorporated into the Agreement for Purchase and Sale of Real Property between Chatham Pines, LLC ("Seller") and Beaver Creek CRE, LLC ("Buyer") dated August 17, 2017.

1. Within five (5) days of full execution of this Agreement, Seller shall have delivered to Buyer all information ~~related to the property including but not limited to~~ on the list below. If an item is not available, mark the line in front of the item ("N/A"), if the items is available and has been provided, place a check mark on the line.

   ___ 2015, 2016 and YTD operating financials.
   ___ Survey.
   ___ Environmental reports.
   ___ Title insurance policy.
   ___ Lease agreements.
   N/A List of Mobile Homes on Exhibit C
   N/A Mobile Home Titles.
   ___ Reports on septic system and water wells.
   ___ 12 months operating budget.
   ___ Itemization of past two year's capital expenditures.
   ___ Current rent roll including schedule of prepaid rents and delinquencies.
   ___ Past three year's tax bills.
   ___ List of employees/vendors with compensation.
   ___ Security deposit report.
   ___ Aged receivables report.
   ___ Operating bank statements.
   ___ Ownership entity tax returns for last three years
   ___ Utility bills

   and any additional information in Seller's possession which would be helpful to the Buyer in the inspection of the Property.

2. All rental income shall be prorated at the time of the Closing
3. Seller shall provide Buyer an updated rent roll and list of all delinquent Tenants within three (3) days from the expiration of the Examination Period.

Buyer Initials ____ Seller Initials ____

EXHIBIT B, Cont...

8/14/17

4. Seller agrees to cooperate in introducing Buyer to vendors, staff and other parties who have experience with the Property's ongoing operations.

5. The members in the Seller entity own some tangible personal property located in its ~~office~~ barn and will provide a list of those items within five days after execution of this Agreement; said items shall not convey. 8/14/17

6. To the Sellers knowledge, the Due Diligence Items are true, accurate and complete, and do not contain any untrue statement of material fact or omit to state any material fact that would or could reasonably be expected to, in the aggregate, result in a material adverse effect on the business, operations, affairs, management or condition of the Property, as presently conducted or existing, which has not been disclosed in this Agreement.

Buyer Initials

Seller Initials